EXHIBIT 10.1
CONSULTING AGREEMENT
     This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2009 (the “Effective Date”), by and between Richard K. McClelland (“McClelland”) and Dynamex Inc., a Delaware corporation (the “Company”).
     WHEREAS, McClelland has previously served as the Company’s chief executive officer pursuant to that certain July 23, 2003 Amended and Restated Employment Agreement between the parties (the “Employment Agreement”); and
     WHEREAS, McClelland has resigned as the Company’s chief executive officer but continues to serve the Company as its non-executive Chairman of the Board of Directors; and
     WHEREAS, the Company and McClelland desire to enter into this Agreement to supersede and replace the Employment Agreement and more accurately reflect McClelland’s continuing role on behalf of the Company.
     In consideration of the terms, conditions, covenants, representations, warranties and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Engagement. The Company hereby engages McClelland, and McClelland accepts such engagement, upon the terms and conditions set forth herein, for the period beginning on Effective Date and ending as provided in Section 2.
     2. Term. The period of McClelland’s engagement by the Company under this Agreement shall commence on the Effective Date and shall continue, unless sooner terminated in accordance with the provisions of this Agreement, for an initial period of one year from the Effective Date; provided, however, that either party may terminate or amend the provisions of Paragraph 3 hereof, with at least 90 days prior written notice to the other. If neither party has given notice of termination at the end of the first yearly anniversary of this Agreement, the Term hereof shall continue thereafter on a month to month basis.
     3. Position and Duties. During the term of this Agreement, McClelland shall serve as the non-executive Chairman of the Board of Directors (as constituted from time to time, the “Board”). In addition to those duties specified in the Company’s bylaws to be carried out by the Company’s Chairman, McClelland shall consult with the Board regarding the strategic direction of the Company, with additional focus on the Company’s acquisition and franchising programs. As Chairman of the Board, McClelland will coordinate with the Company’s Chief Executive Officer regarding the agenda for each meeting of the Board of Directors and shall preside at such meetings. The Company will continue to nominate McClelland each year during the term of this Agreement (or any extension thereof) for election to the Board. It is anticipated that McClelland will devote a material portion of his business time (estimated at 15% to 25%) in fulfilling his consulting activities for the Company. Any notice of termination or amendment under Section

2, shall specify whether such notice is effective for McClelland’s service as Chairman of the Board of Directors, his additional consulting duties referenced above, or both.
     4. Compensation and Benefits.
     (a) Base Salary. The Company shall pay McClelland a base fee (“Base Fee”) at an annual rate of US$100,000 per year, which may be adjusted in the reasonable good faith judgment of the Board or its compensation committee (the “Compensation Committee”) based on the scope of McClelland’s duties. McClelland’s Base Fee shall be paid in equal installments that are in no event less frequently than monthly.
     (b) Expenses. The Company shall promptly reimburse McClelland for all reasonable business expenses upon reasonable substantiation and documentation in accordance with the Company’s policies and procedures in effect from time to time.
     (c) Benefit Plans. During the term of this Agreement, McClelland shall be entitled to participate in and to receive benefits under such of the Company’s employee benefit plans, programs and arrangements that are available to senior executive officers of the Company, as the Compensation Committee deems appropriate, subject to the eligibility criteria and other terms and conditions thereof. For such purposes, the Company acknowledges that, as the Company’s Chairman of the Board, McClelland is deemed to be an employee of the Company.
     (d) Stock Option Grant. On the date of this Agreement, the Company shall grant to McClelland a non-qualified stock option to purchase 10,000 shares of the Company’s common stock. The option will expire on the tenth anniversary of the date of grant, and the exercise price will be the average closing price of the Company’s common stock for the five day period beginning on the third business day following the date of this Agreement. The option will vest in quarterly installments over the two-year non-competition period described in Section 5(c) below. This Agreement does not affect or modify any of McClelland stock options which were granted prior to the date hereof.
     (e) Miscellaneous. McClelland shall continue to have use of his business cell phone, laptop and email address during the Consulting Period.
     5. Obligations of McClelland and the Company.
     (a) Non-Disparagement. At all times during the term of this Agreement and following the Effective Date, neither party hereto nor any of such parties’ respective controlled affiliates shall make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about the other party and, in the case of McClelland, any of the Company’s affiliates or any of the Company’s and such affiliates’ respective businesses, products, services or activities; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Section 5(a) shall prevent any party hereto from exercising such party’s authority or enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under any other agreement or applicable law, or limit such rights or remedies in any way.

     (b) Confidential Information. McClelland acknowledges and agrees that, as a result of his association with the Company he has developed and may further develop, obtain, or learn about Confidential Information, and the success of the Company and its affiliates depends upon the use and protection of such information. For purposes of this Agreement, “Confidential Information” means any proprietary information, trade secrets, inventions (whether or not patentable or reduced to practice) and all other intellectual property and confidential or proprietary information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates. Notwithstanding the foregoing, “Confidential Information” shall not include such portions of any information that (A) are or become generally known to and available for use by the public other than as a result of any act or omission by McClelland or otherwise as a result of McClelland’s breach of any provision of this Agreement or (B) are or become known to McClelland on a non-confidential basis other than (1) in connection with McClelland’s association with the Company and its affiliates or (2) in McClelland’s capacity as a member of the Board or as an officer, director or person acting in a similar capacity of any affiliate of the Company.
     (c) Noncompetition. At all times during the term of this Agreement and for a period of two years thereafter, McClelland shall not, without the prior written consent of the Company, (i) directly or indirectly, induce or attempt to induce any person employed by the Company or its subsidiaries on the date of termination of this Agreement to leave the employ of the Company or its subsidiaries, or hire any such person, or (ii) solicit any customer of the Company or its subsidiaries, assist any person to do so, or have any financial interest in a person which does so, if such solicitation could result in the sale of services to such customer and such sale is competitive with the business of the Company as now carried on and as carried on at the time of such sale; provided, however, that, for the purposes of this Agreement, ownership of securities having no more than one percent of the outstanding voting power of any competitor which is listed on any national securities exchange shall not be deemed to be in violation of this Agreement.
     6. Enforcement.
     (a) Reliance on Covenants. McClelland acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Section 5, and the enforcement of the provision of Section 5 is necessary to ensure the preservation, protection and continuity of the business, trade secrets and other Confidential Information and goodwill of the Company and its affiliates to the extent and for the periods of time expressly agreed to herein. McClelland acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon McClelland by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its affiliates now existing or to be developed in the future. McClelland expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

     (b) Enforcement of Covenants. Notwithstanding any provision to the contrary herein, the Company may pursue, at its discretion, enforcement of Section 5 in any court of competent jurisdiction (each, a “Court”).
     (c) Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Section 5 are overbroad under applicable law in time, geographical scope or otherwise, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable.
     (d) Irreparable Harm. Because McClelland’s services are unique and because McClelland has and will have intimate knowledge of and access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 5, and any breach of the terms of Section 5 would result in irreparable injury and damage to the Company and its subsidiaries for which the Company and its subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 5, the Company and its subsidiaries and their respective successors and assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from McClelland.
     7. Successors; Binding Agreement.
     (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company if such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 7(a) or which otherwise becomes bound by all of the terms and conditions of this Agreement by operation of law.
     (b) McClelland’s Successors. No rights or obligations of McClelland under this Agreement may be assigned or transferred by McClelland other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon McClelland’s death, this Agreement and all rights of McClelland hereunder shall inure to the benefit of and be enforceable by McClelland’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to McClelland’s interests under this Agreement.
     8. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when served by facsimile or delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal McClelland offices and/or to McClelland at his address set forth on the payroll records of the Company, or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     9. Waiver; Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by McClelland and by a duly authorized officer of the Company, other than McClelland, with the consent of the Board, and such waiver is set forth in writing and signed by the party to be charged. No waiver by any party hereto at any time of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     10. Choice of Law. All questions and disputes regarding this Agreement, including questions and disputes concerning the construction, validity and interpretation of this Agreement, shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
     11. Validity; Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction (in accordance, if applicable, with Section 6). The language in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party regardless of who may be responsible for any particular language in this Agreement.
     12. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. Entire Agreement. Except as otherwise expressly provided herein, this Agreement (together with the exhibits attached hereto) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.
     14. Withholding. The Company and its subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its subsidiaries to McClelland under any written agreement or other arrangement between the Company or any of its affiliates, on the one hand, and McClelland and any of his affiliates, on the other hand, any United States federal, state or local or non-United States withholding taxes, excise taxes or employment taxes (collectively, “Taxes”) imposed with respect to McClelland’s compensation or other payments from the Company or any of its subsidiaries under this Agreement. In the event that the Company or any of its subsidiaries incorrectly makes or fails to make such deductions or withholdings, then McClelland shall, within thirty (30) calendar days, reimburse the Company and its subsidiaries for any amounts paid with respect to any such Taxes. If the Company or any of its subsidiaries withholds an amount with respect to Taxes that exceeds the Taxes actually imposed, then the Company or such subsidiary, as applicable, shall, as promptly as practicable, reimburse McClelland for any such excess.
     15. Enforcement. In the event any party resorts to a lawsuit or initiation of arbitration to enforce this Agreement, the prevailing party shall be entitled to recover the reasonable costs of pursuing a lawsuit or arbitration, including court costs and reasonable attorney’s fees.
     IN WITNESS WHEREOF, McClelland has hereunto set McClelland’s hand and, pursuant to the authorization from its board of directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Richard K. McClelland
RICHARD K. MCCLELLAND

DYNAMEX INC.
By:	/s/ Brian J. Hughes
	Name:	Brian J. Hughes
	Title:	Compensation Committee Chairman